Exhibit 99.1
ProLogis to Offer Convertible Senior Notes
DENVER, March 19, 2007 /PRNewswire-FirstCall via COMTEX News Network/ — ProLogis (NYSE: PLD) announced today its intention to offer, subject to market and other conditions, $1.0 billion aggregate principal amount of convertible senior notes due 2037, plus an additional $150 million aggregate principal amount of notes that may be issued, at the option of the initial purchasers. The exact timing and terms of the offering will depend on market conditions and other factors.
The notes will be senior unsecured obligations of ProLogis. The company plans to use the proceeds from the sale of the notes to repay a portion of the outstanding balance under its revolving lines of credit and for general corporate purposes.
The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the ProLogis common shares issuable upon exchange of the notes have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
About ProLogis
ProLogis is the world’s largest owner, manager and developer of distribution facilities, with operations in 80 markets across North America, Europe and Asia. ProLogis’ customers include manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises with large-scale distribution needs.
SOURCE ProLogis
Media, Arthur Hodges, +1-303-567-5667, ahodges@prologis.com, or Investors, Melissa Marsden, +1-303-567-5622, mmarsden@prologis.com, both of ProLogis
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